Filed Pursuant to Rule 433
Registration Nos. 333-132370 and 333-132370-01
Equity First Protection First OFFERING SUMMARY (Related to the Pricing Supplement No. 2008-MTNDD297 Dated July 25, 2008) CITIGROUP FUNDING INC. Any Payments Due from Citigroup Funding Inc. Fully and Unconditionally Guaranteed by Citigroup Inc. Medium-Term Notes, Series D 4,544,000 Contingent Upside Participation Principal Protected Notes Contingent Upside Participation Principal Protected Notes Based Upon the Financial Select Sector SPDR® Fund Due August 5, 2010 Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus supplement and related prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the related prospectus in that registration statement (File No. 333-132370) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free 1-877-858-5407. Investment Products Not FDIC Insured May Lose Value No Bank Guarantee July 25, 2008

2	Principal Protected Notes

Overview of the Notes
Types of Investors
Commissions and Fees
Final Terms
Benefits of the Notes
Key Risk Factors for the Notes
Description of the Financial Select Sector SPDR(R) Fund
Hypothetical Maturity Payments
Certain U.S. Federal Income Tax Considerations
ERISA and IRA Purchase Considerations
Additional Considerations

Contingent Upside
Participation Principal
Protected Notes
Based Upon the Financial Select Sector SPDR® Fund Due August 5, 2010

This offering summary contains a summary of the terms and conditions of the Contingent Upside Participation Principal Protected Notes. We encourage you to read the pricing supplement and accompanying prospectus supplement and prospectus related to this offering for important additional information. Capitalized terms used in this summary are defined in the section “Final Terms” below.

Overview of the Notes
The Contingent Upside Participation Principal Protected Notes Based Upon the Financial Select Sector SPDR® Fund Due August 5, 2010 (the “Notes”) are investments linked to an exchange-traded fund that are offered by Citigroup Funding Inc. and that have a maturity of approximately two years. The Notes pay an amount at maturity that will depend on the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date.

If the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date does not exceed the Starting Price by more than approximately 40%, the payment you receive at maturity for each $10 Note you hold at maturity will be (i) greater than your initial investment in the Notes, if the Ending Price is greater than the Starting Price, or (ii) equal to your initial investment in the Notes, if the Ending Price is less than or equal to the Starting Price. If, however, the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds the Starting Price by more than approximately 40%, the return on the Notes will be limited to a fixed return equal to 7.50% of your initial investment in the Notes, regardless of whether the Ending Price is greater than, equal to or less than the Starting Price.

Some key characteristics of the Notes include:

£	Principal Protection. Your initial investment is 100% principal protected only if you hold your Notes to maturity. Notes sold in the secondary market prior to maturity are not principal protected. If you hold your Note to maturity, you will receive at maturity an amount in cash equal to your initial investment plus the Note Return Amount, which may be positive or zero. If the Ending Price is greater than the Starting Price or, if the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds the Starting Price by more than approximately 40%, the Note Return Amount will be positive. In all other circumstances, the Note Return Amount will be zero, and at maturity you will receive only your $10 initial investment per Note for each Note you then hold.

£	No Periodic Payments. You will not receive any periodic payments of interest or other periodic payments on the Notes. Instead, the return on the Notes, if any, will vary depending on the

Principal Protected Notes	3

performance of the Fund Shares during the term of the Notes and will be paid at maturity based upon (i) the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date and (ii) the appreciation, if any, of the Fund Shares from the Pricing Date to the Valuation Date or the fixed return, as applicable. The return on the Notes may be lower than that of a conventional fixed-rate debt security of Citigroup Funding of comparable maturity and may be zero. In addition, you will not receive any dividend payments or other distributions, if any, made on the Fund Shares or the stocks included in the Financial Select Sector Index, the index on which the Financial Select Sector SPDR® Fund (the “Fund”) is based.

£	Limited Participation in Potential Change in Value of Fund Shares. In certain circumstances, the Notes allow investors to participate in only a portion of the growth potential of the Fund Shares, up to an increase of approximately 40% from the Starting Price. If the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds the Starting Price by more than approximately 40%, then instead of participating in the appreciation of the Fund Shares, the return on the Notes will be limited to the fixed return of 7.50%.

£	Tax Treatment. The federal income tax treatment of the Notes differs from the tax treatment of traditional fixed-rate notes. The federal income tax treatment of the Notes will require U.S. investors to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis annually over the term of the Notes, although U.S. investors will receive no payments with respect to the Notes before maturity. Non-U.S. investors will generally not be subject to U.S. income or withholding tax, provided that certain certification requirements are met. See “Certain U.S. Federal Income Tax Considerations — United States Investors” in the pricing supplement for further information.

Types of Investors
The Notes are not a suitable investment for investors who require regular fixed-income payments since no interest payments or investment returns, if any, will be paid during the term of the Notes. These Notes may be an appropriate investment for the following types of investors:

£	Investors looking for exposure to the Fund on a principal-protected basis who do not expect that on any Trading Day from the Pricing Date up to and including the Valuation Date the closing price of the Fund Shares will increase by more than approximately 40% and who are willing to potentially earn a fixed return of only 7.50% for the term of the Notes, foregoing any potential additional appreciation in a direct investment in the Fund Shares.

£	Investors who seek to add an investment linked to an exchange-traded fund to their portfolio for diversification purposes since an investment in the Notes may outperform fixed-income securities in a moderate equity market environment.

4	Principal Protected Notes

Commissions and Fees
Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the Notes, will receive an underwriting fee of $0.225 for each $10.000 Note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive $0.200 from this underwriting fee for each Note they sell. Financial Advisors employed by Smith Barney, a division of Citigroup Global Markets, will receive a fixed sales commission of $0.200 from this underwriting fee for each Note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Note declines. You should refer to “Key Risk Factors for the Notes” below and “Risk Factors Relating to the Notes” and “Plan of Distribution” in the pricing supplement related to this offering for more information.

Principal Protected Notes	5

Final Terms

Issuer:	Citigroup Funding Inc.

Security:	4,544,000 Contingent Upside Participation Principal Protected Notes Linked to the Financial Select Sector SPDR® Fund Due August 5, 2010.

Guarantee:	Any payments due on the Notes are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company.

Rating of the Issuer’s Obligations:	Aa3/AA-(Moody’s/S&P) based upon the Citigroup Inc. guarantee of payments due on the Notes and subject to change during the term of the Notes.

Principal Protection:	100% if held on the Maturity Date.

Principal Amount Issued:	$45,440,000.

Pricing Date:	July 25, 2008.

Issue Date:	July 30, 2008.

Valuation Date:	August 2, 2010.

Maturity Date:	August 5, 2010.

Issue Price:	$10 per Note.

Fund Shares:	Shares of the Financial Select Sector SPDR® Fund (AMEX symbol: “XLF”).

Coupon:	None.

Maturity Payment:	For each $10 Note, $10 plus a Note Return Amount, which may be positive or zero.

Note Return Amount:	For each $10 Note:

(i)     an amount equal to the product of (a) $10 and (b) the Fund Percentage Change, if the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date is less than or equal to $29.22 (approximately 140% of the Starting Price); provided that if the percentage change in the closing price of the Fund Shares from the Pricing Date to the Valuation Date is negative, or has been unchanged, the Fund Percentage Change will be 0% and the Note Return Amount will equal zero; or

(ii)     an amount equal to the product of (a) $10 and (b) a fixed return equal to 7.50%, if the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date is greater than $29.22 (approximately 140% of the Starting Price).

Trading Day:
A Trading Day means a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded in one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

Fund Percentage Change:	The Fund Percentage Change will equal the percentage change in the closing price of the Fund Shares from the Pricing Date to the Valuation Date, expressed as a percentage:
Ending Value − Starting Value

Starting Value
provided that if the percentage change in the closing price of the Fund Shares from the Pricing Date to the Valuation Date is negative, the Fund Percentage Change will be 0%.

Starting Price:	$20.87, the closing price of the Fund Shares on the Pricing Date.

Ending Price:	The closing price of the Fund Shares on the Valuation Date.

Listing:	The Notes will not be listed on any exchange.

Underwriting Discount:	2.25% (including the 2.00% Sales Commission defined below).

Sales Commission Earned:	$0.200 per Note for each Note sold by a Smith Barney Financial Advisor.

Calculation Agent:	Citigroup Global Markets Inc.

CUSIP:	17313G 589.

6	Principal Protected Notes

Benefits of the Notes

£	Contingent Growth Potential. If held to maturity, the Notes may provide investors with a positive Note Return Amount based on the Ending Price, enabling you to participate in the increase, if any, in the price of the Fund Shares during the term of the Notes, up to a maximum return of approximately 40%, or the Notes may only provide a fixed return of 7.50 in certain circumstances.

£	Principal Preservation. If you hold your Notes to maturity, at maturity you will receive at least your initial investment in the Notes regardless of the Ending Price.

£	Diversification Potential. The Notes are linked to shares of an exchange-traded fund and may allow you to diversify an existing portfolio mix of deposits, stocks, bonds, mutual funds and cash.

Key Risk Factors for the Notes

An investment in the Notes involves significant risks. While some of these risks are summarized below, you should also refer to “Risk Factors Relating to the Notes” in the pricing supplement related to this offering for a full description of the risks.

£	Possibility of No Appreciation. The return on the Notes, if any, depends on the closing price of the Fund Shares during the term of the Notes. If the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date does not exceed the Starting Price by approximately 40%, and if the Ending Price is equal to or less than the Starting Price, the payment you receive at maturity will be limited to your initial investment in the Notes, even if the closing price of the Fund Shares is greater than the Starting Price at one or more times during the term of the Notes.

£	Appreciation May Be Limited. The return on the Notes, if any, may be less than the return on a direct investment in the Fund Shares. If the closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date exceeds the Starting Price by more than approximately 40%, you will receive a fixed return on the Notes equal to 7.50% regardless of the Fund Percentage Change. In this case, if the Fund Shares appreciate by more than 7.50% during the term of the Notes, you will not fully participate in such appreciation.

£	No Periodic Payments. You will not receive any periodic payments of interest or any other periodic payments on the Notes. In addition, you will not be entitled to receive dividend payments or other distributions, if any, made on the Fund Shares or the stocks included in the Financial Select Sector Index, the index on which the Fund is based.

£	Potential for a Lower Comparable Yield. The Notes do not pay any periodic interest. The Note Return Amount will depend on the closing price of the Fund Shares during the term of the Notes, and will be based on the Fund Percentage Change or the fixed return, as applicable. As a result, the yield on the Notes may be less than that which would be payable on a conventional fixed-rate debt security of Citigroup Funding of comparable maturity.

£	Relationship to the Fund. You will have no rights against the Fund, the issuer of the Fund Shares, even though the market value of the Notes and the amount you receive at maturity depends on the price of the Fund Shares. The Fund is not involved in the offering of the Notes and

Principal Protected Notes	7

has no obligation relating to the Notes. In addition, you will have no voting rights and will not receive any dividend or other distributions, if any, with respect to the Fund Shares.

£	Value of the Fund Shares May Not Completely Track the Value of the Financial Select Sector Index. Although the trading characteristics and valuations of the Fund Shares will usually mirror the characteristics and valuations of the Financial Select Sector Index, the value of the Fund Shares may not completely track the value of the Financial Select Sector Index. The Fund Shares reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index.

£	Return on the Notes May Be Lower Than the Return of a Note Based Upon a More Diverse Index. All or substantially all of the securities held by the Fund are issued by companies whose primary line of business is directly associated with the financial services sector, including the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment and real estate, including real estate investment trusts (or REITs). Because the value of the Notes is linked to the performance of the Fund, an investment in these Notes will be concentrated in the financial services sector. Financial services companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change or due to increased competition, as has been the case in recent months. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can have, and in recent months have had, a negative impact on the sector. Insurance companies may be subject to severe price competition. Adverse economic, business or political developments affecting real estate could have, and in recent months have had, a major effect on the value of real estate securities (which include REITs). As a result, the value of the Notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting the financial services sector than an investment in Notes based upon securities of a more broadly diversified economic segment or group of issuers.

£	Your Return on the Notes Will Not Reflect the Return You Would Realize if You Actually Owned the Stocks Included in the Financial Select Sector Index. Your return on the Notes will not reflect the return you would realize if you actually owned the stocks included in the Financial Select Sector Index and purchased by the Fund. Although the price of the Fund Shares will seek to generally mirror the value of the Financial Select Sector Index, the price of the Fund Shares may not completely track the value of the Financial Select Sector Index. The price of the Fund Shares will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index. As a result, the return on the Notes may be less than the return you would realize if you actually owned the stocks included in the Financial Select Sector Index, even if the Ending Price is greater than the Starting Price. In addition, if the dividend yield on those stocks increases, we expect that the value of the Notes may decrease because the price of the Fund Shares will decrease when the value of the dividend payments for those stocks purchased by the Fund are paid to holders of the Fund Shares.

£	Exchange Listing and Secondary Market. The Notes will not be listed on any exchange. There is currently no secondary market for the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. Although Citigroup Global Markets Inc. intends to make a secondary market in the Notes, it is not obligated to do so.

8	Principal Protected Notes

£	The Resale Value of the Notes May Be Lower Than Your Initial Investment. Due to, among other things, changes in the prices of and dividend yields on the stocks included in the Fund, interest rates, the earnings performance of the issuers of the stocks included in the Fund, other economic conditions and Citigroup Funding and Citigroup Inc.’s perceived creditworthiness, the Notes may trade at prices below their initial issue price of $10 per Note. You could receive substantially less than your initial investment if you sell your Notes.

£	Fees and Conflicts. Citigroup Global Markets and its affiliates involved in this offering are expected to receive compensation for activities and services provided in connection with the Notes. Further, Citigroup Funding expects to hedge its obligations under the Notes through the trading in the Fund Shares, the stocks included in the Fund or other instruments, such as options, swaps or futures, based upon the Fund, the Financial Select Sector Index or the stocks included in the Financial Select Sector Index, by one or more of its affiliates and may receive a profit from these activities, even if the value of the Notes declines. Each of Citigroup Funding’s or its affiliates’ hedging activities and Citigroup Global Markets’s role as the Calculation Agent for the Notes may result in a conflict of interest.

£	Citigroup Inc. Credit Risk. The Notes are subject to the credit risk of Citigroup Inc., Citigroup Funding’s parent company and the guarantor of any payments due on the Notes.

Description of the Financial Select Sector SPDR® Fund
General  According to publicly available documents, the Financial Select Sector SPDR® Fund (the “Fund”) is one of numerous separate investment portfolios called “Funds” which make up The Select Sector SPDR® Trust (the “Trust”), a registered investment company. The Trust is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, the Trust files reports (including its Semi-Annual Report to Shareholders on Form N-CSRS for the six-month period ended March 31, 2008 and its Quarterly Schedule of Portfolio Holdings on Form N-Q for the period ended December 31, 2007 and other information) with the SEC. The Trust’s reports and other information are available to the public from the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the financial sector, as represented by the Financial Select Sector Index. The Fund’s investment operations commenced on December 16, 1998. The Fund is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that are components of the S&P 500® Index and that are involved in the development and production of financial products. Companies in the Fund include a wide array of diversified financial services firms whose business lines range from investment management to commercial and business banking.

SSgA Funds Management, Inc. (the “Adviser”) manages the Fund. The Fund utilizes a low cost “passive” or “indexing” investment approach to attempt to approximate the investment performance of the Financial Select Sector Index, which serves as its benchmark. The Adviser believes that over time the correlation between the Fund’s performance and that of the Financial Select Sector Index, before expenses, will be 95% or better, although there is no guarantee that such correlation will be achieved. A figure of 100% will indicate perfect correlation.

The Fund generally will hold all of the securities that comprise the Financial Select Sector Index. There may, however, be instances where the Adviser may choose to overweight another stock in

Principal Protected Notes	9

the Financial Select Sector Index, purchase securities not included within the Financial Select Sector Index which the Adviser believes are appropriate to substitute for Index securities or utilize various combinations of other available investment techniques in seeking to accurately track the Financial Select Sector Index.

The Fund will normally invest at least 95% of its total assets in common stocks that comprise the Financial Select Sector Index. The Funds have adopted an investment policy that requires the Fund to provide shareholders with at least 60 days notice prior to any material change in the Fund’s 95% investment policy or the Financial Select Sector Index. The Board of Trustees of the Trust (the “Board”) may change the Fund’s investment strategy and other policies without shareholder approval, except as otherwise indicated. The Board may not change the Fund’s investment objective without shareholder approval.

Additional information on the Fund, including its makeup, method of calculation and changes in its components, is included in the pricing supplement related to this offering under “Description of the Financial Select Sector SPDR® Fund.” All such disclosures in the pricing supplement and the information on the Fund provided in this offering summary are derived from publicly available information. None of Citigroup Funding, Citigroup Inc. or Citigroup Global Markets assumes any responsibility for the accuracy or completeness of such information. You should also be aware that an investment in the Notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the Fund.

10	Principal Protected Notes

Historical Data on the Fund Shares

The following table sets forth the high and low closing prices of the Fund Shares and dividends paid per Fund Share for each quarter since January 2003, as reported on the American Stock Exchange. These historical data on the Fund Shares are not indicative of the future performance of the Fund Shares or what the market value of the Notes may be. Any historical upward or downward trend in the market price of the Fund Shares during any period set forth below is not an indication that the Fund Shares are more or less likely to increase or decrease at any time during the term of the Notes. Please note that holders of Notes will not be entitled to any rights with respect to the Fund Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof).

	High	Low	Dividend

2003
Quarter
First	$23.75	$19.62	$0.1334
Second	25.96	21.31	0.0972
Third	26.40	24.74	0.1161
Fourth	28.20	26.05	0.1389
2004
Quarter
First	30.46	28.09	0.1644
Second	29.71	27.23	0.1342
Third	29.43	27.31	0.1456
Fourth	30.58	27.39	0.1585
2005
Quarter
First	30.59	28.10	0.1873
Second	29.67	27.65	0.1548
Third	30.37	29.03	0.1755
Fourth	32.45	28.61	0.1723
2006
Quarter
First	33.18	31.32	0.2080
Second	34.16	31.51	0.1770
Third	34.76	31.62	0.4748
Fourth	37.12	34.54	0.2810
2007
Quarter
First	37.96	34.80	0.1481
Second	38.02	35.30	0.2039
Third	36.81	32.06	0.0000
Fourth	35.89	28.29	0.2554
2008
Quarter
First	29.68	23.45	0.2615
Second	27.71	20.26	0.1981
Third (through July 25)	22.49	17.17	0.1996

Principal Protected Notes	11

The following graph illustrates the historical performance of the Fund Shares based on the closing price thereof on each Trading Day from January 2, 2003 through July 25, 2008. Past movements of the Fund Shares are not indicative of future Fund Share prices.

Daily Closing Prices of the Financial Select Sector SPDR® Fund Shares

On July 25, 2008, the closing price of the Fund Shares was $20.87.

Hypothetical Maturity Payments
The Note Return Amount will depend on the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date and will be based either on the percentage change in the closing price of the Fund Shares from the Pricing Date to the Valuation Date or the fixed return, as applicable. Because the closing price of the Fund Shares may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical maturity payments set forth below are intended to illustrate the effect of different Ending Prices of the Fund Shares on the return on the Notes at maturity, depending on whether the closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date is less than or equal to 140% of the Starting Price or greater than 140% of the Starting Price. All of the hypothetical examples assume an investment in the Notes of $10, that the Starting Price is $23, that 140% of the Starting Price is $32.20, that the fixed return is 7.50%, that the term of the Notes is two years and that an investment is made on the initial issue date and held to maturity.

As demonstrated by the examples below, if the hypothetical closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date is less than or equal to $32.20, the return will be equal to the Fund Percentage Change and, so long as the hypothetical Ending Price is greater than the hypothetical Starting Price, the payment at maturity will be greater than the initial investment of $10 per Note. If, however, the hypothetical closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date is greater than $32.20, the return on the Notes will be equal to the fixed return, regardless of whether the hypothetical Ending Price is greater than, equal to or less than the hypothetical Starting Price.

12	Principal Protected Notes

		Scenario I:		Scenario II:
		All Closing Prices Are Less Than or		One or More Closing Prices Are Greater
		Equal to $32.20(1)		Than $32.20(2)

	Percentage Change
Hypothetical	from the Starting Price	Fund Percentage	Payment at Maturity	Fixed	Payment at Maturity
Ending Price	to the Ending Price	Change	on the Notes	Return	on the Notes

$11.50	—50.00%	0.00%	$10.00	7.50%	$10.75

12.65	—45.00	0.00	10.00	7.50	10.75

13.80	—40.00	0.00	10.00	7.50	10.75

14.95	—35.00	0.00	10.00	7.50	10.75

16.10	—30.00	0.00	10.00	7.50	10.75

17.25	—25.00	0.00	10.00	7.50	10.75

18.40	—20.00	0.00	10.00	7.50	10.75

19.55	—15.00	0.00	10.00	7.50	10.75

20.70	—10.00	0.00	10.00	7.50	10.75

21.85	—5.00	0.00	10.00	7.50	10.75

23.00	0.00	0.00	10.00	7.50	10.75

24.15	5.00	5.00	10.50	7.50	10.75

25.30	10.00	10.00	11.00	7.50	10.75

26.45	15.00	15.00	11.50	7.50	10.75

27.60	20.00	20.00	12.00	7.50	10.75

29.90	30.00	30.00	13.00	7.50	10.75

32.20	40.00	40.00	14.00	7.50	10.75

34.50	50.00	N/A	N/A	7.50	10.75

36.80	60.00	N/A	N/A	7.50	10.75

39.10	70.00	N/A	N/A	7.50	10.75

41.40	80.00	N/A	N/A	7.50	10.75

(1)	The hypothetical closing price of the Fund Shares on every Trading Day from the Pricing Date up to and including the Valuation Date has been less than or equal to $32.20, which is 140% of the hypothetical Starting Price.

(2)	The hypothetical closing price of the Fund Shares on any Trading Day from the Pricing Date up to and including the Valuation Date has been greater than $32.20, which is 140% of the hypothetical Starting Price.

The examples are for purposes of illustration only. The actual Note Return Amount will depend on the actual closing prices during the term of the Notes, the actual Starting Price, the actual Ending Price, the actual fixed return and other relevant parameters.

Principal Protected Notes	13

Certain U.S. Federal Income Tax Considerations
The following summarizes certain federal income tax considerations for initial U.S. investors that hold the Notes as capital assets.

All investors should refer to the pricing supplement related to this offering and the accompanying prospectus supplement and prospectus for additional information relating to U.S. federal income tax and should consult their tax advisors to determine the tax consequences particular to their situation.

Because the Notes are contingent payment debt obligations of Citigroup Funding, U.S. holders of the Notes will be required to include original issue discount (“OID”) for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Notes. This tax OID (computed at an assumed comparable yield of 4.6017% compounded semiannually) will be includible in a U.S. holder’s gross income (as ordinary income) over the term of the Notes (although holders will receive no payments on the Notes prior to maturity), and generally will be reported to U.S. non-corporate holders on an IRS Form 1099. The assumed comparable yield is based on a rate at which Citigroup Funding would issue a similar debt obligation with no contingent payments. The amount of tax OID is based on an assumed amount representing all amounts payable on the Notes. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payments to be made in respect of, the Notes. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. holder will have recognized taxable income in periods prior to maturity that exceeds that holder’s economic income from holding the Notes during such periods (with an offsetting ordinary loss). If the amount we actually pay at maturity is, in fact, higher than this assumed amount, then a U.S. holder will be required to include such additional amount as ordinary income. If a U.S. holder disposes of the Notes, the U.S. holder will be required to treat any gain recognized upon the disposition of the Notes as ordinary income (rather than capital gain).

Special rules will apply if the Fund is greater than $29.22 (approximately 140% of the Starting Value) at any time before six months prior to maturity, so that the amount paid at the maturity of the Notes would become fixed.

In the case of a holder of the Notes that is not a U.S. person all payments made with respect to the Notes and any gain realized upon the sale or other disposition of the Notes should not be subject to U.S. income or withholding tax, provided that the holder complies with applicable certification requirements (including in general the furnishing of an IRS form W-8 or substitute form) and such payments and gain are not effectively connected with a U.S. trade or business of such holder.

You should refer to the pricing supplement for additional information relating to U.S. federal income tax treatment and should consult your own tax advisors to determine tax consequences particular to your situation.

14	Principal Protected Notes

ERISA and IRA Purchase Considerations
Employee benefit plans subject to ERISA, entities the assets of which are deemed to constitute the assets of such plans, governmental or other plans subject to laws substantially similar to ERISA and retirement accounts (including Keogh, SEP and SIMPLE plans, individual retirement accounts and individual retirement annuities) are permitted to purchase the Notes as long as either (A)(1) no Citigroup Global Market affiliate or employee is a fiduciary to such plan or retirement account that has or exercises any discretionary authority or control with respect to the assets of such plan or retirement account used to purchase the Notes or renders investment advice with respect to those assets and (2) such plan or retirement account is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by any such provisions or laws or is exempt from any such prohibition.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Notes by the account, plan or annuity.

You should refer to the section “ERISA Matters” in the pricing supplement related to this offering for more information.

Additional Considerations
If the closing price of the Fund Shares is not available on the Valuation Date or on any other relevant Trading Day, the Calculation Agent may determine the relevant closing price in accordance with the procedures set forth in the pricing supplement related to this offering. In addition, if the Fund or the Financial Select Sector Index is discontinued, the Calculation Agent may determine the relevant closing price by reference to a successor index or, if no successor index is available, in accordance with the procedures last used to calculate the value of the Financial Select Sector Index prior to any such discontinuance. You should refer to the sections “Description of the Notes — Note Return Amount,” “— Delisting or Suspension of Trading in the Fund Shares; Termination of the Financial Select Sector SPDR® Fund” and “— Alteration of Method of Calculation” in the related pricing supplement for more information. Additionally, the Starting Price will be subject to adjustment from time to time in certain situations. You should refer to “Description of the Notes — Dilution Adjustments” in the pricing supplement for more information.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

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“Standard & Poor’s®,” “S&P 500®,” “S&P®” and “SPDR®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Citigroup Funding Inc.’s affiliate, Citigroup Global Markets Inc. The Notes have not been passed on by Standard & Poor’s or The McGraw-Hill Companies. The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and The McGraw-Hill Companies and none of the above makes any warranties or bears any liability with respect to the Notes. © 2008 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.